Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call - Q3 2018
Comments of Eric R. Marchetto
Executive Vice President and Chief Commercial Officer, TrinityRail
October 25, 2018
Thank you, Tim, and good morning everyone!
Trinity’s concentration of focus on the rail industry as a result of the separation is ideally timed. TrinityRail continued to build momentum during the third quarter, resulting in an improving outlook going into 2019. TrinityRail’s integrated platform is well-positioned to create value for the company, our customers, and our shareholders.
Commercial inquiries for both new and existing railcars remained elevated during the quarter reflecting increasing railcar industry loadings. North American rail traffic volumes during the third quarter continued to improve with year-to-date growth of 3.9% compared to 2017. Available equipment continued to tighten, which led to strong interest in railcars during the quarter. Railcar utilization within our lease fleet improved from 97.1 % to 97.6% sequentially. The industry received orders for approximately 25,000 railcars during the quarter of which TrinityRail received over 7,700 railcar orders. Industry railcar scrapping has kept pace with the industry deliveries which has helped fleet balance.
Inflationary pressures on the supply chain and improving supply and demand dynamics are resulting in increased pricing for new and existing railcars. Despite improvement in the pricing environment, current lease rates are still below expiring lease rates creating unfavorable comparisons and we are still working through softer pricing of products in our Rail Group backlog going into next year.
I am very encouraged that while there is no single catalyst creating a peak level of demand today, there is momentum in many of the markets we serve. Year over year comparison rates for railcar loadings will prove to be more difficult, however, the pace of growth continues at healthy levels, requiring more railcars to service the increasing commodity loads. These favorable market conditions exist despite uncertainty caused by various geo political events. We are monitoring situations very closely and are ready to respond should the market shift.
TrinityRail serves the entire railcar market. We analyze the market in five groups: Energy, Refined Products and Chemicals, Agriculture, Construction and Metals, and Consumer Products. We received new railcar orders in each of these groups during the quarter. The underlying fundamentals in these markets are favorable.
Our orders for the quarter were split approximately 1/3 direct sale and 2/3 to customers of our lease fleet. Our total owned and managed fleet is approximately 122,000 railcars.
Our railcar backlog at the end of the third quarter totaled 28,300 railcars with a value of $3.2 billion of this backlog $1.2B is dedicated to the lease fleet. Our backlog measured by units has increased 25% since the beginning of 2018. A strong backlog positions our team to create value throughout our platform of products and services.
In closing, TrinityRail’s performance reflects the strength of our integrated rail platform which provides scale, speed, and innovative solutions for our customers. Our broad participation across leasing, manufacturing, maintenance, and secondary markets gives us strategic insight into railcar industry market conditions, positioning us to respond quickly to changes in market demand - ultimately delivering strong value to the company, our customers, and our shareholders. TrinityRail is built to deliver!
I will now turn it over to James for his remarks.